Exhibit 10.1

Dear Mr. Pfreundschuh:

We are pleased to inform you that the Compensation Committee of the Company’s Board of Directors has approved a special change in control severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your change in control severance benefits and to explain certain limitations that may govern their overall value or payment date.

Your severance package will become payable should your employment terminate under certain circumstances following the Company’s execution of a definitive agreement to effect a change in ownership or control of the Company. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two. Part Three addresses a potential reduction in your severance benefits to the extent that they may be characterized as parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended. Part Four deals with ancillary matters affecting your severance arrangement.

PART ONE — DEFINITIONS

For purposes of this letter agreement, the following definitions will be in effect:

Agreement means this letter agreement between you and the Company, as it may be amended from time to time in accordance with the applicable provisions of Part Four.

Average Compensation means the average of your W-2 wages from the Company, or from any predecessor or related entity, for the five (5) calendar years completed immediately prior to the calendar year in which the Change in Control is effected (or, as applicable, the portion of such five-year period during which you performed personal services for the Company or any predecessor or related entity). Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.

Base Salary means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Involuntary Termination.

Board means the Company’s Board of Directors.

Change in Control means:

(i) A merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50 percent of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety, occurring within a 12-month period, and representing, at a minimum, not less than 40 percent of the total gross fair market value of all assets of the Company, to any person, entity, or group of persons acting in consort, other than a sale, transfer or disposition to: (A) a shareholder of the Company in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of the outstanding stock of the Company; or (D) an entity, at least 50 percent of the total value or voting power of which is owned by a person described in (C); or

(iii) Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d- 5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than 50 percent of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders; or

(iv) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals whose election is endorsed by a majority of the members of the Board immediately before the date of election.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately before such transaction.

Change in Control Severance Benefits means the various payments and benefits to which you may become entitled under Part Two of this Agreement upon your Involuntary Termination in connection with a Change in Control or upon any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause. Such Change in Control Severance Benefits may include one or more of the following as further detailed in Part Two of this Agreement: the accelerated vesting of some or all of your outstanding Equity Awards, a lump sum severance payment, a pro-rated bonus payment and continued health care coverage provided for you and your spouse and eligible dependents at the Company’s expense.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s common stock.

Company means Immunomedics, Inc., a Delaware corporation, and any successor corporation, whether or not resulting from a Change in Control.

Equity Award means any equity award granted to you with respect to shares of Common Stock under any Plan or other arrangement which is outstanding at the time of the Change in Control (or, if earlier, upon the Company’s termination of your employment during the Pre- Closing Period) or upon your Involuntary Termination following such Change in Control. Your Equity Awards will be divided into two (2) separate categories as follows:

Acquisition-Accelerated Equity Awards: any outstanding Equity Award (or installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Equity Award, upon a Change in Control.

Severance-Accelerated Equity Awards: any outstanding Equity Award (or installment thereof) which, pursuant to Part Two of this Agreement, accelerates upon the termination of your employment by the Company during the Pre-Closing Period for any reason other than a Termination for Cause or upon your Involuntary Termination coincident with or following the Change in Control.

Equity Award Parachute Payment means, with respect to any Acquisition-Accelerated Equity Award or any Severance-Accelerated Equity Award, the portion of that Equity Award deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Equity Award which is categorized as an Equity Award Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.

Good Reason means the occurrence of any of the following events or conditions, unless you have expressly consented in writing thereto, or except as a result of your physical or mental incapacity or as described in the last paragraph of this definition:

(i) A material reduction in your Base Salary;

(ii) The material diminution of your duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities inconsistent with your position as Chief Financial Officer;

(iii) The Company requires that your principal office location be moved to a location more than 50 miles from your principal office location immediately before the change;

(iv) The failure of the Company to obtain the assumption of the obligations contained herein by any successor; or

(v) On or after a Change in Control, the removal of you from your office as Chief Financial Officer or a material reduction of your primary functional authorities, duties, or responsibilities as Chief Financial Officer of the Company from those in effect immediately prior to the Change in Control or the assignment of duties to you inconsistent with those of Chief Financial Officer of the Company, other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company promptly after receipt of notice thereof given by you in accordance with the notice provisions below.

Notwithstanding the foregoing, you shall not have Good Reason for termination unless you give written notice of termination for Good Reason within 15 days after the event or condition giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in your notice of termination, within 30 days after the date on which you give written notice of termination and you actually resign from employment upon the expiration of the foregoing cure period. In the event of a cure of such event or condition constituting Good Reason by the Company, such event or condition shall no longer constitute Good Reason.

Independent Auditors means the accounting firm serving as the Company’s independent certified public accountants immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent certified public accountants for the corporation or other entity effecting the Change in Control transaction with the Company or such accounting firm concludes that the services required of it hereunder would adversely affect its independent status under applicable accounting standards or the performance of such services would otherwise be in contravention of applicable law, then the Independent Auditors shall mean a nationally-recognized public accounting firm mutually acceptable to both you and the Company.

Involuntary Termination means the termination of your employment with the Company which occurs by reason of: (i) your involuntary dismissal or discharge by the Company other than a Termination For Cause, or (ii) your resignation with Good Reason.

Other Parachute Payment means any payments in the nature of compensation (other than your Equity Award Parachute Payment and any other Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Parachute Payment means (i) any Change in Control Severance Benefit provided you under Part Two of this Agreement which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder and (ii) any Equity Award Parachute Payment attributable to your Acquisition-Accelerated Equity Awards.

Performance-Based Equity Award means an Equity Award, the vesting, exercisability or risk of forfeiture associated therewith as of your termination of employment is conditioned in whole or in part upon satisfaction of performance conditions.

Permissible Parachute Amount means a dollar amount equal to 2.99 times your Average Compensation.

Plan means the Company’s 2006 Stock Option Plan, as amended or restated from time to time and any other stock incentive plan implemented or established by the Company.

Pre-Closing Period means the period commencing with the Company’s execution of a definitive agreement for a Change in Control transaction and ending upon the earliest to occur of (i) the closing of the Change in Control contemplated by such definitive agreement, (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control or (iii) the Termination Date.

Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination, including (without limitation) the Equity Award Parachute Payment attributable to your Severance-Acceleration Equity Awards and the additional Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement. The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to 120 percent of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

Target Bonus means the annual incentive bonus or cash incentive award to which you may become entitled for one or more fiscal years upon the Company’s attainment of the performance milestones designated for the applicable year and your attainment of any personal objectives specified for you for that year.

Termination Date means December 31,2014; provided, however, that the Termination Date shall automatically be extended to one or more successive one-year anniversaries of such date, unless the Company provides you with written notice of its decision not to extend the Termination Date at least 60 days prior to the next scheduled Termination Date. In the event of such notice, this Agreement and the Pre-Closing Period shall terminate on the next scheduled Termination Date, unless a Change in Control is in fact consummated on or before that date.

Termination for Cause means the termination of your employment for any of the following reasons: (i) your conviction of a felony or your commission of any act of personal dishonesty involving the property or assets of the Company intended to result in your financial enrichment, (ii) your material breach of one or more of your obligations under your Proprietary Information and Inventions Agreement with the Company or your unauthorized use or disclosure of any material trade secrets or other material confidential information of the Company or any affiliate, (iii) any intentional misconduct on your part which has a materially adverse effect upon the Company’s business or reputation, (iv) your failure to perform the major duties, functions and responsibilities of your executive position with the Company, (v) your material breach of any of your fiduciary obligations as an officer of the Company or (vi) your intentional and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or your intentional and knowing submission of any false or erroneous certification required of you under the Sarbanes- Oxley Act of 2002 or any securities exchange on which shares of the Common Stock are at the time listed for trading. However, prior to any termination of your employment for any of the reasons specified in clauses (ii) through (iv), the Company shall give you written notice of the actions or omissions deemed to constitute the grounds for a Termination for Cause, and you shall have a period of not less than 30 days in which to cure the specified default in performance and thereby remedy the actions or omissions which would otherwise constitute grounds for a Termination for Cause.

Time-Based Equity Award means an Equity Award, the vesting, exercisability or risk of forfeiture associated therewith as of your termination of employment is conditioned solely upon your continued service and the performance conditions, if any, associated with such Equity Award have been satisfied.

PART TWO — CHANGE IN CONTROL SEVERANCE BENEFITS

Should your employment with the Company terminate by reason of an Involuntary Termination coincident with or within 12 months after a Change in Control, or should your employment be terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then you will become entitled to receive the applicable Change in Control Severance Benefits provided under this Part Two, provided that you execute and deliver to the Company a general release (substantially in the form of attached Exhibit A) which becomes effective under applicable law within 28 days after your termination of employment (such 28-day period, the “Release Execution Period”) and pursuant to which you release the Company and its officers, directors, stockholders, employees and agents from any and all claims you may otherwise have with respect to the terms and conditions of your employment with the Company and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:

(a) any payments, benefits or indemnification to which you are or become entitled pursuant to the provisions of this Agreement (including, without limitation, the severance benefits provided under this Part Two and the continued indemnification coverage to which you are entitled under Paragraph 2 of Part Four of this Agreement); and

(b) any claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund.

Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of the release, directly or indirectly, result in your designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the form of release to you on or before your employment termination date, and you shall execute the release during the time period permitted by applicable law.

The Change in Control Severance Benefits provided under this Part Two shall be in lieu of any other severance benefits to which you might otherwise become entitled under any other severance plan, program or arrangement of the Company upon a termination of your employment either during the Pre-Closing Period or coincident with or within 12 months following a Change in Control.

1. Accelerated Vesting.

Subject to the conditions set forth above in this Part Two, each outstanding Time-Based Equity Award which you hold at the time of your Involuntary Termination or at any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause, to the extent that Equity Award is not otherwise exercisable for all the shares of Common Stock or other securities at the time subject to that Equity Award or is subject to risk of forfeiture, will immediately vest in full and the risks of forfeiture thereon shall lapse, and to the extent that such Equity Award is a stock option, shall become exercisable for all those shares of Common Stock or other securities and may be exercised for any or all of those shares as fully vested shares. Each such accelerated Equity Award will remain so exercisable until the earlier of (i) the expiration of the option term or (ii) the post-service exercise period specified in the agreement evidencing your Equity Award. Any Equity Awards not exercised prior to the expiration of the applicable post-service exercise period will terminate and cease to remain exercisable for any of the option shares. Each outstanding Performance-Based Equity Award which you hold at the time of your termination of employment with the Company for any reason, to the extent that Equity Award is not otherwise exercisable for all the shares of Common Stock or other securities at the time subject to that Equity Award or is subject to risk of forfeiture and is not an Acquisition-Accelerated Equity Award, will immediately lapse and be forfeited upon your cessation of employment with the Company.

2. Severance Payment.

(a) Subject to the conditions set forth above in this Part Two, in the event your employment terminates pursuant to an Involuntary Termination coincident with or within 12 months following a Change in Control, the Company will make a lump-sum cash severance payment to you, not more than 60 days following the date of your Involuntary Termination, in an amount equal to two times the sum of your annual rate of Base Salary and Target Bonus (the “Severance Payment”), provided, however, that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made before the beginning of the later taxable year.

The Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.

(b) Subject to the conditions set forth above in this Part Two, in the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, you will subsequently become entitled to the Severance Payment upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. The Company will make such lump-sum cash Severance Payment not more than 60 days following the effective date of the Change in Control, provided, however, that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made before the beginning of the later taxable year. The Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Severance Payment if the Change in Control is not consummated prior to the expiration of the Pre-Closing Period.

3. Pro-Rated Target Bonus

(a) Subject to the conditions set forth above in this Part Two, in the event your employment terminates pursuant to an Involuntary Termination coincident with or within 12 months following a Change in Control, the Company will make an additional lump-sum cash severance payment (the “Pro-Rated Bonus”) to you equal to the dollar amount obtained by multiplying one-twelfth (1/12th) of the annual Target Bonus in effect for you for the year of your Involuntary Termination by the number of full or partial months of employment which you complete with the Company in that year. The payment of your Pro-Rated Bonus shall be made not more than 60 days following the date of your Involuntary Termination, provided, however, that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made before the beginning of the later taxable year. The payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.

(b) Subject to the conditions set forth above in this Part Two, in the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, you will subsequently become entitled to the Pro-Rated Bonus upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. The Company will pay the Pro-Rated Bonus to you in a lump-sum not more than 60 days following the effective date of the Change in Control, provided, however, that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made before the beginning of the later taxable year. The payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Pro-Rated Bonus if the Change in Control is not consummated prior to the expiration of the Pre- Closing Period.

4. Continued Health Care Coverage.

Should you elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, your spouse and your eligible dependents following your Involuntary Termination coincident with or within 12 months following a Change in Control or any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause, then, subject to the conditions set forth above in this Part Two, the Company shall reimburse you for the cost of such continued health care coverage for you and your spouse and other eligible dependents at its sole cost and expense. Such reimbursement shall be paid to you on or about the 10th of the month immediately following the month in which you timely remit the premium payment, provided, however, that, if the Release Execution Period begins in one taxable year and ends in another taxable year, no such reimbursement shall be made before the beginning of the later taxable year. Such reimbursement shall continue until the earliest of (i) the expiration of the 12-month period measured from the date of your Involuntary Termination or any earlier termination of your employment by the Company during the Pre-Closing Period, (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions, or (iii) the date the definitive agreement for the Change in Control is terminated without consummation of that Change in Control during the Pre-Closing Period. Should the Company’s reimbursement of the cost of such continued health care coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, then each of you will be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to you (or any other person) with respect to such income and employment tax liability. To the extent you are subject to the delayed benefit commencement provisions of Paragraph 2 of Part Four, the Company shall, at the end of the delayed commencement period, promptly reimburse you with a lump sum cash payment equal to the cost you incurred for such health care coverage for that period.

PART THREE — PARACHUTE CUT BACK

1. Parachute Cut Back. In the event that one or more of the Acquisition- Accelerated Equity Awards or any of the Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement or any Other Parachute Payments are deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute an excess parachute payment under Code Section 280G, the Change in Control Severance Benefits shall instead be reduced in accordance with the benefit limitation provisions of Appendix I to this Agreement.

2. Determination Procedures. All determinations required to be made under this Part Three shall be made by the Independent Auditors in accordance with the following procedures:

(a) If your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then within ten business days after the closing of the Change in Control, the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payments attributable to your Acquisition-Accelerated Equity Awards (if any), your Change in Control Severance Benefits under Part Two and any Other Parachute Payment to which you are entitled, together with detailed supporting calculations with respect to the reduction in Change in Control Severance Benefits by reason of those various Parachute Payments.

(b) In the event your employment terminates pursuant to an Involuntary Termination coincident with or within 12 months following a Change in Control, then the following determination procedures shall be in effect:

•	Within ten business days after the closing of the Change in Control, the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payment attributable to your Acquisition-Accelerated Equity Awards (if any), together with detailed supporting calculations with respect to the reduction in Change in Control Severance Benefits by reason of that Parachute Payment.

•	Within ten business days after the date of your Involuntary Termination, the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payments attributable to any Change in Control Severance Benefits or Other Parachute Payment to which you are entitled, together with detailed supporting calculations with respect to the reduction in Change in Control Severance Benefits by reason of those Parachute Payments.

(c) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any Change in Control Severance Benefit or Other Parachute Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).

(d) Both you and the Company shall provide the Independent Auditors with access to and copies of any books, records and documents in your or its possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Part Three.

(e) All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Company.

PART FOUR — MISCELLANEOUS

1. Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with Section 409A of the Code, including the requirement that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

2. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no Severance Payment, Pro-Rated Bonus and no reimbursement for the cost of health care coverage to which you otherwise become entitled under Part Two of this Agreement shall be made or provided to you prior to the earlier of (i) the expiration of the six- month period measured from the date of your “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. You shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.

3. Continued Indemnification. The indemnification provisions for Officers and Directors under the Company’s bylaws, the Directors and Officers Liability Insurance Policy (if any) and any Indemnification Agreement between you and the Company shall (to the maximum extent permitted by law) be extended to you during the period following your resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during your period of employment with the Company.

4. Deferred Compensation. To the extent you participate in any deferred compensation arrangements with the Company which are subject to Code Section 409A, the payment provisions in effect for that deferred compensation shall continue in effect, and nothing in this Agreement shall be deemed to modify, revise or otherwise alter those payment provisions.

5. No Mitigation Duty. The Company shall not be entitled to set off any of the following amounts against the Change in Control Severance Benefits to which you may become entitled under Part Two of this Agreement: (i) any amounts which you may subsequently earn through other employment or service following your termination of employment with the Company or (ii) any amounts which you might have potentially earned in other employment or service had you sought such other employment or service.

6. Death. Should you die before your receive the full amount of payments and benefits to which you may become entitled under this Agreement, then the balance of such payments shall be made, on the due dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise all your outstanding Equity Awards as accelerated hereunder, then such Equity Awards may be exercised, within the applicable exercise period following your death, by the executors or administrators of your estate or by the persons to whom those Equity Awards are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Equity Award be exercised after the specified expiration date of the option term.

7. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) you, the personal representative of your estate and your heirs and legatees.

8. General Creditor Status. The benefits to which you may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets. No trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Your right (or the right of the executors or administrators of your estate) to receive such benefits shall at all times be that of a general unsecured creditor of the Company and shall have no priority over the claims of other general creditors.

9. Amendment and Termination.

(a) This Agreement may only be amended by written instrument signed by you and an authorized officer of the Company. This Agreement shall remain in effect through December 31, 2014 and shall be subject to one or more successive one-year automatic renewals in accordance with the provisions of the Termination Date definition in Part One.

(b) Once a Change in Control has been effected, this Agreement may not be terminated at any time prior to the expiration of the 12-month period following the effective date of that Change in Control, and no subsequent termination of this Agreement shall adversely affect your right to receive any benefits to which you may have previously become entitled hereunder in connection with your Involuntary Termination coincident with or following that Change in Control.

(c) In the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then the termination of this Agreement on any subsequent Termination Date shall not adversely affect your right to receive any benefits which previously became due and payable to you, in accordance with the applicable provisions of Part Two, at the time of your termination.

10. Termination for Cause/Resignation. In the event of your Termination for Cause or your resignation under circumstances which would otherwise constitute grounds for a Termination for Cause, the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this Agreement.

11. Governing Law/Other Agreements. This Agreement is to be construed and interpreted under the laws of the State of New Jersey without regard to its conflict of laws principles. This Agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon such a termination other than those that are provided in this Agreement or required by law.

12. At Will Employment. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without cause.

13. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be promptly submitted and settled by arbitration by one arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (or such other rules as may be agreed upon by both you and the Company). The arbitration shall be held in Morris County in the State of New Jersey, and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. Such award shall be binding and conclusive upon the parties. YOU EXPRESSLY AGREE AND UNDERSTAND THAT BY SO AGREEING YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL AND IRREVOCABLY AND UNCONDITIONALLY CONSENT TO JURISDICTION OF SUCH PROCEEDING. Any arbitrator shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

Please indicate your agreement with the foregoing terms and conditions of your change in control severance package by signing the Acceptance section of the enclosed copy of this letter and returning it to the Company.

Very truly yours,

IMMUNOMEDICS, INC.

By:	/s/ Cynthia Sullivan

Title:	President and CEO

ACCEPTANCE

I hereby agree to all the terms and provisions of the foregoing Agreement governing the special benefits to which I may become entitled in the event my employment should terminate under certain prescribed circumstances in connection with a substantial charge in control or ownership of the Company.

Signature:	/s/ Peter P. Pfreundschuh

Dated:	March 4, 2014

APPENDIX I

BENEFIT LIMIT

1. Benefit Limit. The amount of the Change in Control Severance Benefits otherwise due you under Part Two of the Agreement shall be reduced to the extent necessary to assure that the aggregate Present Value of the Parachute Payment attributable to your Change in Control Severance Benefits, the Equity Award Parachute Payment attributable to your Acquisition-Accelerated Equity Awards and any Other Parachute Payments to which you may be entitled does not exceed the Permissible Parachute Amount.

2. Benefit Reduction.

(a) To the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Equity Award Parachute Payment attributable to your Acquisition-Accelerated and Severance-Accelerated Equity Awards (or installments thereof) plus (ii) the Parachute Payment attributable to your other Change in Control Severance Benefits under Part Two of the Agreement would, when added to the Present Value of all of your Other Parachute Payments, exceed the Permissible Parachute Amount, then the following reductions shall be made to the Change in Control Severance Benefits to which you are otherwise entitled under Part Two of this Agreement and your Acquisition-Accelerated Equity Awards, to the extent necessary to assure that such Permissible Parachute Amount is not exceeded:

first, the dollar amount of the Severance Payment to which you would otherwise be entitled shall be reduced,

next, the dollar amount of the Pro-Rated Bonus to which you would otherwise be entitled shall be reduced, and then the number of shares which would otherwise be purchasable or delivered under your Acquisition-Accelerated and Severance- Accelerated Equity Awards shall be reduced (based on the amount of the Equity Award Parachute Payment attributable to each such Equity Award) to the extent necessary to eliminate such excess, with the actual Equity Awards to be so reduced to be determined by you.

(b) In the event your employment is terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, the Permissible Parachute Amount shall be calculated in good faith first at the time of such termination, with such calculation to be based upon the probability of the consummation of the contemplated Change in Control within the Pre- Closing Period, and any benefit reduction required by Paragraph 2(a) above on the basis of such good-faith calculation shall be applied at that time. The Benefit Limit shall be recalculated in accordance with this Appendix I as soon as administratively practicable following the expiration of the Pre-Closing Period. To the extent any Equity Awards are reduced and terminated in connection with the initial calculation made at the time of your termination of employment, those Equity Awards will not be subsequently restored in connection with the re-calculation of the Permissible Parachute Amount following the expiration of the Pre-Closing Period, even if those terminated Equity Awards could have otherwise fallen within the Permissible Parachute Amount as so re-calculated.

3. Resolution Procedures.

In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination constitute Parachute Payments, Equity Award Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved in accordance with as follows:

(a) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(b) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the Independent Auditors. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling.

(c) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor’s election, be determined through an independent third-party appraisal.

EXHIBIT A

GENERAL RELEASE

RELEASE AND WAIVER OF CLAIMS

In consideration of the severance payments and other benefits to which I have become entitled, pursuant to that certain agreement between Immunomedics, Inc., a Delaware corporation (the “Company”), and myself dated                     , 20        (the “Severance Agreement”), in connection with the termination of my employment on this date, I,                 , hereby furnish the Company with the following release and waiver (“Release and Waiver”).

I hereby release and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to my employment with the Company and the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, and discrimination claims based on sex, age, race, national origin, disability or any other basis, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, including, but not limited to, contract claims, tort claims, and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments and benefits to which I am entitled under the Severance Agreement, my vested rights under the Company’s Section 401(k) Plan and any worker’s compensation benefits under any Company workers’ compensation insurance policy or fund).

This Release and Waiver does not pertain to any claims that may subsequently arise in connection with the Company’s default in any of its payment obligations under the Severance Agreement or its indemnification obligations to me thereunder, nor does it pertain to any claims which may subsequently arise in connection with the indemnification provisions for Officers and Directors under the Company’s bylaws, the Directors and Officers Liability Insurance Policy (if any) and any Indemnification Agreement between me and the Company. These indemnification obligations shall (to the maximum extent permitted by law) be extended to me during the period following my resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during my period of employment with the Company.

I represent, warrant and agree that I have not filed any lawsuits or arbitrations against the Company or filed or caused to be filed any claims, charges or complaints against the Company in any administrative, judicial, arbitral or other forum, including any charges or complaints against the Company with any international, federal, state or local agency charged with the enforcement of any law or any self-regulatory organization, and I am not aware of any factual or legal basis for any legitimate claim that the Company is in violation of any whistleblower, corporate compliance, or other regulatory obligation of the Company under international, federal, state or local law, rule or Company policy. I further represent, warrant and agree that if I was ever aware of any such basis for a legitimate claim against the Company I informed the Company of the same.

Without detracting in any respect from any other provisions of this Release and Waiver, I acknowledge that, among other rights subject to this Release and Waiver, I am hereby waiving and releasing any rights I may have under the ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver does not relate to claims which may arise after this Release and Waiver is executed, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of this Release and Waiver; (b) the Company hereby advises me to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); (c) I was informed that I had at least twenty-one (21) days in which to review and consider this Release and Waiver and consult with an attorney regarding the terms and effect of this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following my execution of this Release and Waiver to revoke the Release and Waiver by sending my revocation in writing to [title] [name] before the end of the seventh day after this Release and Waiver is executed by me, in which case this Release and Waiver shall be null and void and of no force or effect on either the Company or me; and (e) this Release and Waiver shall not be effective until the seven (7)-day revocation period has expired. I understand that nothing in this Release and Waiver shall prevent me (or my attorneys) from (a) commencing an action or proceeding to enforce this Release and Waiver or (b) exercising my right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of my waiver of ADEA claims set forth above.

I acknowledge and agree that the terms of [the Proprietary Information & Invention Agreements, insert other agreements], remain in full force and effect.

Date:

PETER P. PFREUNDSCHUH